Third Quarter 2013 Earnings Release Conference Call
October 24, 2013

Ron DeFeo - Terex Corporation - Chairman and Chief Executive Officer
Good morning ladies and gentlemen and thank you for your interest in Terex Corporation today. On the call with me is Kevin Bradley, Senior Vice President and Chief Financial Officer, Kevin O'Reilly, Vice President of Operational Finance and Tom Gelston, Vice President of Investor Relations. Also participating on the call and available for your questions is the Terex leadership team, including our business segment presidents.

I will begin with some overall commentary and highlights. Kevin will follow with a more detailed financial report and then I will give some comments and summarize before we open it up to your questions. We will be following the presentation that accompanied the earnings release and is available on our website. I would like to request that you ask one question and no more than one follow-up in order to give everyone a chance to participate.

Let me direct your attention to page 2 of the presentation, which is the forward-looking statement and non-GAAP measures explanation. We encourage you to read this as well as other items in our disclosures because the information we will be discussing today does include forward-looking material.

Let me begin with page 3. turning to page 3, third quarter results were generally in line with our expectations. While the sales and order environment remains on the softer side, we did see improved net income versus the prior year, driven mainly by lower interest expense and a lower effective tax rate. We achieved earnings per share of $0.77 in the quarter versus an as-adjusted result of $0.62 per share for the same quarter in 2012.

Our segment results were mixed in the quarter. Our Aerial Work Platforms (AWP) segment had a strong quarter, delivering both excellent growth, up 22% versus the prior year, as well as solid operating margins of 15%. The Construction segment continues to be challenged, and we continue to trim non-core businesses from this segment as well as simplify our cost structure overall. The Cranes business continues to see a mix of business conditions globally. The Material Handling & Port Solutions (MHPS) segment returned to a profit on slightly higher sales than a year ago. Improved performance by the Port Solutions business, as well as the parts and service portion of the Material Handling business, led to the operating profit in the quarter versus the losses posted in the previous three quarters. The Materials Processing (MP) segment executed their operating plan about as expected, and we are pleased with their profit contribution especially in light of the end-market uncertainty.

Clearly, there are some near term challenges in many markets. As such, we continue to focus on those aspects of our business we can control. We continue our efforts associated with the restructuring and streamlining of many of our segments. Lastly, free cash flow of $87 million in the quarter brings our nine month free cash flow to $262 million. We continue to expect Free Cash Flow for the year to be in excess of $400 million, as previously communicated.

I will come back to provide some segment highlights, but first I would like to turn it over to Kevin who will go through the financial results for the quarter.

Kevin Bradley - Terex Corporation - Senior Vice President and Chief Financial Officer
Thank you, Ron. Good morning everyone. Turning to page 4, I will review our financial results for the quarter. Net sales for the quarter of $1.8 billion were essentially flat when compared with the prior year quarter. Our AWP business led the segments with growth of 22% versus the prior year with Cranes and Construction offsetting that with decreased sales of 12% and 17%, respectively.
MHPS was up slightly at 3.5% growth and MP was relatively flat, down 1.5%.

Gross margin increased 40 basis points to 21.4% from the as-adjusted, prior-year quarter. A favorable mix of business, including significant growth in AWP, contributed to the increase. SG&A remained relatively consistent with the as-adjusted, prior-year quarter. Engineering spending increased as we continued to invest in new products and Tier 4 engine compliance. This increase was substantially offset by previous cost reduction activities, primarily in Construction and MP.

Operating margins increased slightly to 7.8% of sales for the quarter. Net interest and other expense was down substantially - roughly $13.4 million - when compared with the prior year’s quarter, as adjusted. The improvement in this line item was driven by debt reduction and refinancing actions executed in 2012 and in the second and third quarters of this year which accounted for substantially all of the improvement.

The third quarter effective tax rate was 19.0%. This compares to an as-adjusted tax rate of 28.6% in the prior year quarter. The lower tax rate was mainly driven by the release of uncertain tax provisions, partially offset by a reduction in the U.K. income tax rate for 2013. For the full year, we are now forecasting an adjusted effective tax rate of approximately 33%. For the third quarter, EPS was $0.77. This compares to $0.62 as adjusted and $0.27 reported EPS in the prior-year quarter.

Net working capital as a percentage of annualized sales was 26.0%, a slight decrease from the 26.6% reported in Q3 2012. We continue to target an end-of-year result of 22%. Finally, return on invested capital (ROIC) decreased to 6.0% from 7.7% in the prior year. The current ROIC reflects the impact of restructuring actions taken earlier in the year where a significant amount of the benefit of these actions will not be realized until 2014. With that I will turn the call back to Ron.

Ron DeFeo - Terex Corporation - Chairman and Chief Executive Officer
Thank you Kevin. I will now provide detailed segment-level commentary. Turning to page 5, our AWP business continues to benefit from the recovery in the North American rental channel, a strong Latin American market, as well as early signs of the beginning of a European replacement cycle. We continue to be optimistic about the prospects for this business, as demand seems healthy, our expanded product range is being well received, and our margins appear sustainable. Backlog is up 35% versus prior year, giving us an early read that 2014 will likely see continued growth in this business.

Turning to page 6, for our Construction segment the business continues to see the same operating environment for its mix of products, namely reduced demand for our scrap handling equipment, lower off-highway truck sales, mostly as a result of a scale back in China by our partners, and continued spotty demand for our compact equipment business. We continue to look at additional steps to further reduce the complexity and cost structure in this segment.

Turning to page 7, for our Cranes segment, the global crane market remains soft as we have previously communicated. Softness in Australia in particular, and a few select products in other geographies, more than offset any growth achieved elsewhere, as well as impacted our margin mix negatively in the current reporting period. The Middle East remains the leader in growth in Cranes, and we anticipate this continuing.

As noted on page 8, the MHPS segment had a fairly positive quarter, especially following the tough first half of 2013. Overall, sales were a slight improvement versus the prior year, up roughly 4%. Industrial cranes were down versus the third quarter of 2012, although the parts and services portion of the business performed as expected, while Port Solutions was up nicely. The Material Handling side of the business is expected to remain soft for a while, driven by global weakness from industrial capital expenditures. On the Port Solutions side, we are seeing the anticipated reversal in the negative sales trends we had in the first half of 2013, and the backlog supports the growth assumption in the fourth quarter and meaningful growth in 2014. The improved backlog, up 34% versus the prior year period, combined with the substantial restructuring efforts that are underway, and which will mostly impact 2014, make us optimistic about the ongoing contribution from this group.

Lastly on page 9, our MP segment, while essentially flat on the top line, delivered substantially better operating margins, 12.8% versus 10.1%, on a year-over-year basis. From the demand side, mineral driven markets globally, such as Australia and South America, combined with a sluggish European construction market, continued to pressure the business from a revenue perspective, although this has been slightly offset by some growth seen in North America. As we have stated previously, this business is one of our better businesses in reacting to fluctuations in end market demand, and the business is actively managing its cost structure to mitigate end market risk.

In summary, we have choppy markets, but our execution in these markets is improving. Our EPS in the third quarter was $0.77, achieved mainly through a lower tax rate and $11 million lower interest expense versus the prior year. We believe we have turned the corner with our MHPS business, but overall AWP is the only business with global demand drivers that remain quite predictable. Importantly, the architectural billing index seems to support a future recovery in the non-residential construction market. For the full year 2013, we continue to expect to generate over $400 million of free cash flow, and we have increased our EPS guidance to between $2.05 and $2.25 a share as a result of the lower anticipated 2013 effective tax rate, although now on moderately lower net sales of between $7.3 and $7.5 billion.

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